Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

HUHUTECH International Group Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees Previously Paid	Equity	Ordinary shares, par value US$0.0000025 per share (2)	457(o)	1,000,000	$6.00	$6,000,000	$(3)	$698.60
Fees to Be Paid	Equity	Ordinary shares, par value US$0.0000025 per share (2)	457(o)	437,500	$6.00	$2,625,000	$0.0001476	$387.45
Fees to Be Paid	Equity	Underwriter’s warrants(4)	other	—	—	—	—	—
Fees Previously Paid	Equity	Ordinary shares, par value US$0.0000025 per share, underlying the underwriter’s warrants	457(o)	50,000	$7.50	$375,000	$(5)	$45.065
Fees to Be Paid	Equity	Ordinary shares, par value US$0.0000025 per share, underlying the underwriter’s warrants	457(o)	21,875	$7.50	$164,063	$0.0001476	$24.22
	Total					$8,064,063		$1,155.34
	Total Fees Previously Paid							$581.30
	Total Fee Offsets							$0
	Net Fee Due							$574.04

(1)	Calculated pursuant to Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.

(2)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)	Reflected the increase of maximum offering price per unit from $5.00 to $6.00. The registration fee for the original maximum aggregate offering price of $5,000,000 was calculated with the fee rate of $0.00011020 per share and the registration fee for the additional maximum aggregate offering of $1,000,000 was calculated with the fee rate of $0.0001476 per share.

(4)	The Registrant will issue to the underwriter warrants to purchase a number of ordinary shares equal to an aggregate of 5% of the ordinary shares sold in the offering. The exercise price of the underwriter’s warrants is equal to 125% of the offering price of the ordinary shares offered hereby. The Underwriter Warrants will be exercisable at any time and from time to time, in whole or in part, during the four and half year period commencing six months from the commencement date of sales in the offering.

(5)	Reflected the increase of maximum offering price per unit from $5.50 to $7.50. The registration fee for the original maximum aggregate offering price of $275,000 was calculated with the fee rate of $0.00011020 per share and the registration fee for the additional maximum aggregate offering of $100,000 was calculated with the fee rate of $0.0001476 per share.